EXHIBIT 21

                 SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


          The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

     NAME AND ADDRESS OF SUBSIDIARY               STATE INCORPORATED

1.   Sparta State Bank                               Michigan
     109 East Division
     Sparta, Michigan 49345

2.   Bradford Insurance Centre, Ltd.                 Michigan
     440 West Division
     Sparta, Michigan 49345